UCP REPORTS FOURTH QUARTER AND YEAR END RESULTS

- Homebuilding Revenue Grew 416% In 2013 -
-Added 1,350 Lots in Nine Projects During 2013 -
- Revenue of $29.6 Million in Fourth Quarter 2013 -
- ASP in Backlog Increases 39% -

San Jose, California, March 13, 2014. UCP, Inc. (NYSE: UCP) today announced its results of operations for the three months and full year ended December 31, 2013.

Fourth Quarter 2013 Highlights

•	Total consolidated revenue of $29.6 million

•	Revenue from homebuilding operations of $25.9 million

•	Home deliveries of 65 units

•	Net new home orders of 40 units

•	Land development revenue of $3.7 million

•	Consolidated gross margin of 20.0%

2013 Annual Highlights

•	Total consolidated revenue of $92.7 million

•	Revenue from homebuilding operations of $72.5 million

•	Lots owned and controlled increased to 5,380

•	Consolidated gross margin of 23.1%

•	Home deliveries of 196 units

“2013 was a hallmark year for UCP as we grew our homebuilding platform at a rapid pace, expanded in our existing markets and added a new region, Southern California, while strengthening our already robust land position. We are well positioned with a low leveraged balance sheet that provides us with capacity and flexibility that will support our growth,” stated Dustin Bogue, President and Chief Executive Officer of UCP. “During 2013, our homebuilding segment revenues grew 416% and we added nine new projects to our land portfolio encompassing 1,350 lots.”

Mr. Bogue continued, “Though we did experience a deceleration in our homebuilding operations in the second half of the year, primarily due to macroeconomic issues, including volatile mortgage interest rates and political uncertainty impacting buyer confidence, we believe the long term housing recovery remains intact. Our markets continue to exhibit strong fundamentals, including low housing stock, rising employment, and strong affordability. As we look to 2014, we are well positioned to grow revenue with both a strong pipeline of new opportunities as well as a continuation our community count expansion from our existing land base. To that end, in 2014 we opened models in two important multi-phase, master-planned communities; three neighborhoods at East Garrison in Monterey, California, and two neighborhoods at The Preserve in Tumwater, Washington.”

Fourth Quarter 2013 Operating Results

Total consolidated revenue including both homebuilding and land development segments for the three months ended December 31, 2013 was relatively flat, at $29.6 million, as compared to $29.9 million for the three months ended December 31, 2012.

Revenue from homebuilding operations in the fourth quarter rose by $16.2 million, to $25.9 million, as compared to $9.7 million for the same period last year. The improvement was primarily the result of a 170.8% increase in the number of homes delivered to 65 during the 2013 period, as compared to 24 homes during the 2012 period. An increase in the number of selling communities to nine communities at year end 2013 compared to four at year end last year was the primary driver of growth in deliveries. Average selling price declined slightly to $398,000 during the fourth quarter of 2013, as compared to, approximately $406,000 during the fourth quarter of 2012. The decrease in average selling price was primarily a result of geographic mix.

Revenue from land sales for the three months ended December 31, 2013 was $3.7 million compared to $20.1 million in the same period in 2012. This decline in land development revenue reflected both our shift in focus to our homebuilding operations during 2013 and moderated demand for land in the second half of 2013.

Consolidated gross margins in the current quarter were 20.0% compared to 27.6% in the same period in 2012. Homebuilding gross margins during the fourth quarter were 18.9%, compared to 30.9% in the same period in 2012, due to an increase in the cost of sales, primarily attributable to a higher cost basis in the homes sold.

Sales and marketing expense for the current quarter was $1.9 million as compared to $1.5 million in the 2012 quarter; due to the significant increase in the number of selling communities being marketed and an increase of home delivery transaction costs in the quarter. As a percentage of total revenue, sales and marketing expenses increased to 6.4% in the current quarter as compared to 5.2% last year, primarily as a result of additional sales and marketing headcount in 2013.

General and administrative expense for the current quarter was $6.1 million as compared to $3.0 million in the 2012 quarter. The increase of $3.1 million is largely due to increased payroll costs associated with higher headcount and $1.2 million of stock based compensation. As a percentage of total revenue, general and administrative expenses were 20.5% for the fourth quarter 2013, compared to 10.1% for the same period in 2012.

UCP’s net loss for the fourth quarter was $2.0 million (of this, $0.1 million loss relates to non-controlling interest) versus net income of $3.7 million in the same period last year.

Net new home orders in the quarter increased to 40 from 34 in the same period in 2012, primarily as the result of an increase in average active selling communities to nine from four in the fourth quarter of 2012. Unit backlog in the quarter increased to 35 from 26. Backlog on a dollar basis increased to $17.1 million and the average selling price of homes in backlog increased 38.5% in the fourth quarter versus the same period last year.

UCP increased total lots owned and controlled to 5,380 from 4,853 in the same period last year. The Company remains active acquiring land in desirable and high growth areas of the Puget Sound market in Washington State, and certain markets in California including the South San Francisco Bay Area, select markets of the Central Valley, and Southern California.

Year 2013 Operating Results

Total consolidated revenue for the year ended December 31, 2013 increased by $34.6 million, or 59.5%, to $92.7 million, as compared to $58.1 million for the year ended December 31, 2012. Revenue growth was primarily the result of an increase number of selling communities and higher average sales prices.

Revenue from homebuilding operations in 2013 rose by $58.5 million, to $72.5 million, as compared to $14.1 million last year. The improvement was primarily the result of an increase in the number of homes delivered to 196 during 2013, as compared to 41 homes during 2012, and the increase in the average selling price of homes to approximately $370,000 during 2013, as compared to approximately $343,000 during 2012. Average selling price during the year grew primarily as the result of stronger geographic mix.

Revenue from land sales for 2013 was $20.2 million compared to $44.1 million in 2012.

Consolidated gross margins in 2013 were 23.1% compared to 26.5% in 2012, due to an increase in the cost of sales, primarily attributable to a higher cost basis in the homes sold. Homebuilding gross margins 2013 were 20.7%, compared to 30.1% in 2012, due to an increase in the cost of sales, primarily attributable to a higher cost basis in the homes sold.

Sales and marketing expense for 2013 was $6.6 million as compared to $2.9 million in 2012; due to the significant increase in the number of selling communities and homes delivered during the year. As a percentage of total revenue, sales and marketing expenses increased to 7.2% in 2013 as compared to 4.9% last year, as a result of additional sales and marketing headcount in 2013.

General and administrative expenses for the year was $19.4 million as compared to $10.1 million in 2012, the increase of $9.3 million was largely a result of a increased payroll cost associated with a higher headcount, $2.2 million of stock based compensation and $1.2 million of non-recurring IPO costs. As a percentage of total revenue, general and administrative expenses were 20.9% compared to 17.4% for the year 2012; excluding the non-recurring IPO costs, general and administrative expenses were 19.6% of total revenue for the year 2013.

UCP’s net loss for 2013 was $4.3 million (of this, $2.3 million relates to non-controlling interest) versus net income of $3.0 million in 2012.

Net new home orders for 2013 increased to 205 from 61 in 2012, primarily as the result of an increase in average active selling communities to seven from three in the prior year.

Webcast and Conference Call

The Company will host a conference call for investors and other interested parties on Thursday, March 13, 2014, beginning at 12:00 p.m. Eastern Time, 9:00 a.m. Pacific Standard Time. Interested parties can listen to the call live on the internet through the Investor Relations section of the Company’s website at www.unioncommunityllc.com.

Listeners are advised to log on to the website at least 15 minutes prior to the call to download and / or install any necessary audio software. The conference call can also be accessed by dialing 1-877-407-3982 for domestic participants or 1-201-493-6780 for international participants. Participants should ask for the Union Community Partners Fourth Quarter 2013 Earnings Conference Call. Those dialing in should do so at least ten minutes prior to the start of the conference call. A replay of the conference call will be available through April 13, 2014, by dialing 1-877-870-5176 for domestic participants or 1-858-384-5517 for international participants and entering the pass code 13578027. An archive of the webcast will be available on the Company’s website for a limited time.

About UCP, Inc.

UCP, Inc. is a homebuilder and land developer, with significant land acquisition and entitlement expertise, in growth markets in California and with a growing presence in attractive markets in the Puget Sound area of Washington State.

Forward-Looking Statements

This press release contains forward-looking statements. You should not place undue reliance on those statements because they are subject to numerous uncertainties and factors relating to the Company's operations and business environment, all of which are difficult to predict and many of which are beyond the Company's control. Forward-looking statements include information concerning the Company's possible or assumed future results of operations, including descriptions of the Company's business strategy. These statements often include words such as "may," "will," "should," "believe," "expect," "anticipate," "intend," "plan," "estimate" or similar expressions. These statements are based on assumptions that the Company has made in light of its experience in the industry as well as its perceptions of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Although the Company believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance they will prove to be correct. Therefore, you should be aware that many factors could affect the Company's actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements.
Any forward-looking statement made by the Company herein, or elsewhere, speaks only as of the date on which it was made. New risks and uncertainties come up from time to time, and it is impossible for the Company to predict these events or how they may affect it. The Company has no obligation to update any forward-looking statements after the date hereof, except as required by federal securities laws.

Non-GAAP Financial Measures
Homebuilding adjusted gross margin, land development adjusted gross margin and net debt to capital are non-U.S. GAAP financial measures. A reconciliation to the most comparable U.S. GAAP financial measures is presented in Appendix A hereto.

Contact:
Investor Relations:
Investorrelations@unioncommunityllc.com
408-207-9499 Ext. 476

Media:
Phil Denning/Jason Chudoba
Phil.denning@icrinc.com / Jason.chudoba@icrinc.com

UCP, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except shares and per share data)

	December 31, 2013	December 31, 2012
Assets:
Cash and cash equivalents	$87,503	$10,324
Real estate inventories	176,848	125,367
Fixed assets, net	1,028	680
Receivables	785	243
Other assets	1,156	920
Total assets	$267,320	$137,534

Liabilities and equity:
Accounts payable and accrued liabilities	$18,654	$6,107
Debt	30,950	29,112
Total liabilities	49,604	35,219

Member’s equity		102,315

Stockholders’ equity
Preferred stock, par value $0.01 per share, 50,000,000 authorized, no shares issued and outstanding at December 31, 2013; no shares authorized, issued and outstanding at December 31, 2012	—
Class A common stock, $0.01 par value; 500,000,000 authorized, 7,750,000 issued and outstanding at December 31,2013; no shares authorized, issued and outstanding at December 31, 2012	78
Class B common stock, $0.01 par value; 1,000,000 authorized, 100 issued and outstanding at December 31,2013; no shares authorized, issued and outstanding at December 31, 2012
Additional paid-in capital	93,117
Accumulated Deficit	(1,941)
Total UCP, Inc. stockholders’ equity	91,254	—
Noncontrolling interest	126,462	—
Total stockholders’/ member’s equity	217,716	102,315
Total liabilities and equity	$267,320	$137,534

UCP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME OR LOSS
(In thousands, except shares and per share data)

	Year Ended
	December 31, 2013	December 31, 2012	December 31, 2011
REVENUE:
Homebuilding	$72,511	$14,060	$8,285
Land development	20,215	44,066	15,893
Total revenue	92,726	58,126	24,178

COSTS AND EXPENSES:
Cost of sales - homebuilding	57,500	9,832	5,621
Cost of sales - land development	13,820	32,876	17,280
Sales and marketing	6,647	2,875	1,414
General and administrative	19,368	10,103	6,464
Total costs and expenses	97,335	55,686	30,779
(Loss) income from operations	(4,609)	2,440	(6,601)
Other income, net	322	578	34
Net (loss) income before income taxes	(4,287)	3,018	(6,567)
Provision for income taxes	—	—	—
Net (loss) income	$(4,287)	$3,018	$(6,567)
Net (loss) income attributable to noncontrolling interest	$(2,346)	$3,018	$(6,567)
Net loss attributable to UCP, Inc.	(1,941)	—	—
Other comprehensive income (loss), net of tax	—	—	—
Comprehensive (loss) income	$(4,287)	$3,018	$(6,567)
Comprehensive (loss) income attributable to noncontrolling interest	$(2,346)	$3,018	$(6,567)
Comprehensive loss attributable to UCP, Inc.	$(1,941)	$—	$—

	IPO to December 31, 2013
Weighted average common shares:
Basic and diluted shares outstanding	7,750,000

Basic and diluted loss per share	$(0.25)

UCP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended December 31,
	2013	2012	2011
Operating activities:
Net (loss) income	$(4,287)	$3,018	$(6,567)
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Stock-based compensation	2,165	—	—
Abandonment charges	309	665	338
Impairment charges	—	—	5,184
Depreciation	271	147	36
Changes in operating assets and liabilities:
Real estate inventories	(45,137)	735	(13,005)
Receivables	(542)	641	(883)
Other assets	(236)	29	(471)
Accounts payable and accrued liabilities	12,547	3,562	2,153
Net cash (used in) provided by operating activities	(34,910)	8,797	(13,215)
Investing activities:
Purchases of fixed assets	(619)	(712)	(96)
Net cash used in investing activities	(619)	(712)	(96)
Financing activities:
Cash contributions from member	37,512	41,005	30,531
Repayments of member contributions	(25,443)	(34,700)	(18,311)
Proceeds from debt	33,637	7,392	5,520
Repayment of debt	(38,452)	(13,734)	(3,787)
Proceeds from IPO (net of offering costs)	105,454	—	—
Net cash provided by (used in) financing activities	112,708	(37)	13,953
Net increase in cash and cash equivalents	77,179	8,048	642
Cash and cash equivalents – beginning of period	10,324	2,276	1,634
Cash and cash equivalents – end of period	$87,503	$10,324	$2,276

Supplemental disclosure of cash flow information:
Debt incurred to acquire real estate inventories	$6,653	$5,420	$5,276

UCP, INC.
QUARTERLY FINANCIAL DATA
(Unaudited)
(In thousands, except shares and per share data)

	Three Months Ended
	December 31, 2013	December 31, 2012
Homebuilding revenue	$25,902	$9,736
Land development revenue	3,680	20,119
Total revenue	29,582	29,855
Gross margin – homebuilding	4,902	3,011
Gross margin – land development	1,009	5,221
Gross margin	5,911	8,232

Sales and marketing expenses	1,900	1,543
General and administrative expenses	6,059	3,028
Total expenses	7,959	4,571
Other income	4	50
Net loss	$(2,044)	$3,711
Net loss attributable to stockholders	$(1,926)	$—
Net loss per common share:
Basic and diluted	$(0.25)	$—

Appendix A

Reconciliation of GAAP and Non-GAAP Measures

A)	Gross Margin and Adjusted Gross Margin

	Year ended December 31.
	2013	%	2012	%
	(Dollars in thousands)
Consolidated Adjusted Gross Margin
Revenue	$92,726	100.0%	$58,126	100.0%
Cost of sales	71,320	76.9%	42,708	73.5%
Gross margin	21,406	23.1%	15,418	26.5%
Add: interest in cost of sales	1,183	1.3%	760	1.3%
Add: impairment and abandonment charges	309	—%	665	1.1%
Adjusted gross margin(1)	$22,898	24.7%	$16,843	29.0%
Consolidated gross margin percentage	23.1%		26.5%
Consolidated adjusted gross margin percentage(1)	24.7%		29.0%

Homebuilding Adjusted Gross Margin
Homebuilding revenue	$72,511	100.0%	$14,060	100.0%
Cost of home sales	57,500	79.3%	9,832	69.9%
Homebuilding gross margin	15,011	20.7%	4,228	30.1%
Add: interest in cost of home sales	1,174	1.6%	122	0.9%
Add: impairment and abandonment charges	—	—%	—	—%
Adjusted homebuilding gross margin(1)	$16,185	22.3%	$4,350	30.9%
Homebuilding gross margin percentage	20.7%		30.1%
Adjusted homebuilding gross margin percentage(1)	22.3%		30.9%

Land Development Adjusted Gross Margin
Land development revenue	$20,215	100.0%	$44,066	100.0%
Cost of land development	13,820	68.4%	32,876	74.6%
Land development gross margin	6,395	31.6%	11,190	25.4%
Add: interest in cost of land development	9	—%	638	1.4%
Add: impairment and abandonment charges	309	1.6%	665	1.5%
Adjusted land development gross margin(1)	$6,713	33.2%	$12,493	28.4%
Land development gross margin percentage	31.6%		25.4%
Adjusted land development gross margin percentage(1)	33.2%		28.4%

* Percentages may not add due to rounding.

(1)
Consolidated adjusted gross margin percentage, homebuilding adjusted gross margin percentage and land development adjusted gross margin percentage are non-U.S. GAAP financial measures. Adjusted gross margin is defined as gross margin plus capitalized interest, impairment and abandonment charges. We use adjusted gross margin information as a supplemental measure when evaluating our operating performance.

We believe this information is meaningful, because it isolates the impact that leverage and non-cash impairment and abandonment charges have on gross margin. However, because adjusted gross margin information excludes interest expense and impairment and abandonment charges, all of which have real economic effects and could materially impact our results, the utility of adjusted gross margin information as a measure of our operating performance is limited. In addition, other companies may not calculate gross margin information in the same manner that we do. Accordingly, adjusted gross margin information should be considered only as a supplement to gross margin information as a measure of our performance. The table above provides a reconciliation of adjusted gross margin numbers to the most comparable U.S. GAAP financial measure.

B)	Debt-to-Capital Ratio and Net Debt-to-Capital Ratio

	At December 31, 2013	At December 31, 2012
Debt	$30,950	$29,112
Stockholders’ and member's equity	217,716	102,315
Total capital	$248,666	$131,427
Ratio of debt-to-capital	12.4%	22.2%
Debt	$30,950	$29,112
Less: cash and cash equivalents	$87,503	10,324
Net debt	—	18,788
Stockholders’ and member's equity	217,716	102,315
Total capital	$217,716	$121,103
Ratio of net debt-to-capital(1)	—%	15.5%

(1)     The ratio of net debt-to-capital is computed as the quotient obtained by dividing net debt (which is debt less cash and cash equivalents) by the sum of net debt plus stockholders’ and member's equity. The most directly comparable U.S. GAAP financial measure is the ratio of debt-to-capital. We believe the ratio of net debt-to-capital is a relevant financial measure for investors to understand the leverage employed in our operations and as an indicator of our ability to obtain financing. We reconcile this non-U.S. GAAP financial measure to the ratio of debt-to-capital in the table above.